Exhibit 99.1

GrowGeneration Reports Record 1st Quarter Revenue

Q1 Revenue up 70% to $ 4.4 Million

DENVER, May 16, 2018 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), (“GrowGen” or the “Company”) one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, today reported financial results for its 1st quarter ended March 31, 2018.

1st Quarter 2018 Financial Highlights:

●	Revenue of $4.4 million, up 70% compared to revenue of $2.6 million for the 1st quarter of 2017
●	The Company’s current cash position is $18 million.
●	Adjusted EBITDA for the quarter ended March 31, 2018 was $(366,945) compared to adjusted EBITDA of $(184,635) for the quarter ended March 31, 2017
●	The Company had $8.8 million in cash and cash equivalents at March 31, 2018
●	As of March 31, 2018, the Company had working capital of $14.3 million compared to working capital of $5.6 million at December 31, 2017.
●	The Company raised $1.2 million in equity capital through the issuance of common stock and the exercise of warrants and $9 million in convertible debt financing for the three-month period ended March 31, 2018.

Darren Lampert, Co-Founder and CEO, said, “This was another great quarter of sales for GrowGeneration, clearly demonstrating the demand for our products and the scalability of our business as we continue our expansion plans.” Further, Lampert stated, “our company continues to attract capital, raising $10.2 million in debt and equity financing for the quarter ended March 31, 2018, strengthening our balance sheet to $8.8 million in cash and $14.3 million in working capital. Today, we have a strong balance sheet of almost $18 million in cash and strong strategic partners in Gotham Green Partners, Merida Capital Partners and Navy Capital. Our acquisition pipeline is robust, totaling over $25 million. For 2018, the company has set revenue guidance at $37 million.”

1st Quarter 2018 Financial Results:

Revenues for the quarter ended March 31, 2018 increased 70% to $4.4 million, compared to $2.6 million for the quarter ended March 31, 2017.

Same Store Sales:

The Company had the same 9 stores opened for the entire three months ended March 31, 2018 and 2017. These same stores generated $2.6 million in sales for the three months ended March 31, 2018, compared to $2.5 million in sales for the same period ended March 31, 2017, an increase of 3.4%.

In addition, the Company had four retail stores in 2017 for which there were no sales for the three months ended March 31, 2017 and the addition of two retail stores in January 2018 that had no sales for the three months ended March 31, 2017. Sales of the four stores opened after March 31, 2017 were approximately $563,000 for the three months ended March 31, 2018, compared to $0 for the three months ended March 31, 2017. Sales for the two stores acquired in January 2018 were approximately $1,262,000 for the three months ended March 31, 2018.

Cost of goods sold for the three months ended March 31, 2018 increased approximately $1.3 million, or 68%, to approximately $3.2 million, as compared to $1.9 million for the three months ended March 31, 2017. The increase in cost of goods sold was due to the 70% increase in sales comparing the three months ended March 31, 2018 to the same period in 2017.

Gross profit was approximately $1.2 million for the three months ended March 31, 2018, compared to approximately $.68 million for the three months ended March 31, 2017, an increase of approximately $509,000 or 75%. Gross profit as a percentage of sales was 27.2% for the three months ended March 31, 2018, compared to 26.3% for the three months ended March 31, 2017. The slight increase in the gross profit percentage is due to more advantageous pricing with vendors do to our increasing purchasing power.

Operating expenses are comprised of store operations, primarily payroll, rent and utilities, and corporate overhead. Store operating costs were $892,858 for the three months ended March 31, 2018 and $541,902 for the three months ended March 31, 2017, an increase of $350,956 or 65%. The increase in store operating costs was directly attributable to the 70% increase in sales and the addition of six (6) locations that were not open for any portion of the three months ended March 31, 2017. Of the six locations added since the first quarter of 2017, four (4) were added in 2017 and two (2) were added by acquisition in January 2018. Store operating costs as a percentage of sales were 20.4% for the three months ended March 31, 2018, compared to 21% for the three months ended March 31, 2017. Operating costs as a percentage of revenue are affected by seasonality. The first quarter and fourth quarter are generally lower revenue months due to the shorter growing season. While store operating costs were negatively impacted by the effects of seasonality they were positively affected by the acquisition of the two stores which have a lower percentage of operating costs to revenues due to their larger size. The net impact, as noted above, was lower store operating costs as a percentage of revenues. Corporate overhead was 21.8% of revenue for the three months ended March 31, 2018 and 16.3% for the three months ended March 31, 2017. Corporate overhead is comprised of general and administrative costs, share based compensation, depreciation and amortization and corporate salaries and related expenses and was $956,722 for the three months ended March 31, 2018, compared to $421,116 for the three months ended March 31, 2017. The increase in salaries and related expense from 2017 to 2018 was due primarily to the increase in corporate staff to support operations including, accounting and finance, purchasing, sales to increase our outside sales efforts. Corporate salaries and related costs as a percentage of sales were 7.6% for the three months ended March 31, 2018 compared to 5.3% for the three months ended March 31, 2017. General and administrative expenses comprised mainly of advertising and promotions, travel & entertainment, professional fees and insurance, were $363,778 for the three months ended March 31, 2018 and $187,153 for the three months ended March 31, 2017, with a majority of the increase related to advertising and promotion and travel and entertainment. General and administrative costs as a percentage of revenue were 8.3% for the three months ended March 31, 2018, compared to 7.2% for the three months ended March 31, 2017. As noted earlier, corporate overhead includes non-cash expenses, consisting primarily of depreciation and share based compensation, which was approximately $261,212 for the three months ended March 31, 2018, compared to approximately $97,523 for the three months ended March 31, 2017. The increase in share-based compensation from $77,000 in 2017 to $216,200 in 2018 is due to an increase in 1) non-cash compensation to consultants, 2) stock issued to employees, and 3) the fair market value of options issued to employees.

The net loss for the three months ended March 31, 2018 was $953,430, compared to a net loss of $283,309 for the three months ended March 31, 2017. The increase in the net loss from 2017 to 2018 of $670,121 was primarily due to increases in non-cash expenses, share based compensation and amortization of debt discount which accounted for $456,455 of the increase. Non-cash shares-based compensation increased $139,200 and non-cash amortization of debt discount increased $317,255. Other increases in corporate overhead as discussed above accounted for the remaining $213,666 increase.

Adjusted EBITDA for the quarter ended March 31, 2018 was $(366,945) compared to adjusted EBITDA of $(184,635) for the quarter ended March 31, 2017 (see definition and further discussion about the presentation of EBITDA, a non-GAAP term, below).

Balance Sheet Summary

As of March 31, 2018, we had working capital of approximately $14.3 million, compared to working capital of approximately $5.6 million as of December 31, 2017, an increase of approximately $8.7 million. The increase in working capital from December 31, 2017 to March 31, 2018 was due primarily to the receipt of proceeds from a convertible debt offering of $9 million and proceeds from the exercise of warrants and options of $1.2 million. At March 31, 2018, we had cash and cash equivalents of approximately $8.8 million. We believe that existing cash and cash equivalents are sufficient to fund existing operations for the next twelve months.

Use of Non-GAAP Financial Information

The Company believes that the presentation of results excluding certain items in “Adjusted EBITDA,” such as non-cash equity compensation charges, provides meaningful supplemental information to both management and investors, facilitating the evaluation of performance across reporting periods. The Company uses these non-GAAP measures for internal planning and reporting purposes. These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for net income or net income per share prepared in accordance with generally accepted accounting principles.

Set forth below is a reconciliation of Adjusted EBITDA to net income (loss):

	Three Months Ended
	March 31, 2018	March 31, 2017
Net income (loss)	$(953,430)	$(283,309)
Interest	8,018	1,151
Depreciation and Amortization	45,012	20,523
EBITDA	(900,400)	(261,635)
Share based compensation (option comp, warrant comp, stock issued for services)	216,200	77,000
Amortization of debt discount	317,255	-

Adjusted EBITDA	$(366,945)	$(184,635)

About GrowGeneration Corp.:

GrowGeneration Corp. (“GrowGen”) owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen has 16 stores, which includes 6 locations in Colorado, 3 locations in California, 2 locations in Las Vegas, 1 location in Washington, 3 locations in Michigan and 1 location in Rhode Island. GrowGen carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as “look forward,” “believe,” “continue,” “building,” or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com.

Connect:
Website: www.GrowGeneration.com
Facebook: GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

	March 31, 2018	December 31, 2017
	Unaudited
ASSETS
Current assets:
Cash	$8,762,663	$1,215,265
Accounts receivable, net of allowance for doubtful accounts of $97,829 at March 31, 2018 and December 31, 2017	745,116	653,568
Inventory	6,712,771	4,585,341
Prepaid expenses and other current assets	576,331	711,852
Total current assets	16,796,881	7,166,026

Property and equipment, net	1,297,621	1,259,483
Intangible assets, net	60,531	53,286
Goodwill	2,717,785	592,500
Other assets	165,650	183,113
TOTAL ASSETS	$21,038,468	$9,254,408

LIABILITIES & STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,472,677	$1,067,857
Other accrued liabilities	507	70,029
Payroll and payroll tax liabilities	155,254	247,887
Customer deposits	456,388	92,350
Sales tax payable	113,396	73,220
Current portion of long term debt	315,271	41,707
Total current liabilities	2,513,493	1,593,050

Long-term convertible debt, net of debt discount and debt issuance costs	4,361,475	-
Long-term debt, net of current portion	319,459	82,537
Total liabilities	7,194,427	1,675,587

Commitments and contingencies

Stockholders’ Equity:
Common stock; $.001 par value; 100,000,000 shares authorized; 19,294,270 and 16,846,835 shares issued and outstanding as of March 31, 2018 and December 31, 2017, respectively	19,284	16,846
Additional paid-in capital	18,470,424	11,254,212
Accumulated deficit	(4,645,667)	(3,692,237)
Total stockholders’ equity	13,844,041	7,578,821
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$21,038,468	$9,254,408

GROWGENERATION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)

	Three Month Ended
	March 31,
	2018	2017

Sales	$4,381,018	$2,583,925
Cost of sales	3,191,402	1,903,065
Gross profit	1,189,616	680,860

Operating expenses:
Store operations	892,858	541,902
General and administrative	363,778	187,153
Share based compensation	216,200	77,000
Depreciation and amortization	45,012	20,523
Salaries and related expenses	331,732	136,440
Total operating expenses	1,849,580	963,018

Loss from operations	(659,964)	(282,158)

Other income (expense):
Other income	31,807	-
Other expense	-	-
Amortization of debt discount	(317,255)	-
Interest expense	(8,018)	(1,151)
Total non-operating expense, net	(293,466)	(1,151)

Net loss	$(953,430)	$(283,309)

Net loss per shares, basic and diluted	$(.05)	$(.02)

Weighted average shares outstanding, basic and diluted	18,419,519	12,115,322

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